VF CORPORATION

AWARD CERTIFICATE

Performance-Based Restricted Stock Units (“PeRS”) for
Three-Year Performance Cycle ____-____ under the
Mid-Term Incentive Plan

Target PeRS Awarded: _________________

To: [Name of Participant]

I am pleased to advise you that you have been awarded the opportunity to earn from 0% to 200% of the number of Performance-Based Restricted Stock Units set forth above under VF Corporation’s Mid-Term Incentive Plan for the Performance Cycle commencing at the beginning of fiscal ___ and ending on the final day of VF Corporation’s ___ fiscal year under the terms and conditions set forth in the attached Appendix. The actual number of shares of VF Common Stock that you may receive at the end of the Performance Cycle will depend, among other things as described in the Appendix, on the level of achievement over the Performance Cycle of specified performance goals set by the Compensation Committee of the VF Board of Directors.

VF CORPORATION

By:

Chairman, President & CEO

Dated:

VF CORPORATION

APPENDIX TO

PeRS AWARD CERTIFICATE

Terms and Conditions Relating to
Performance-Based Restricted Stock Units (“PeRS”)

1.	Opportunity to Earn PeRS.

                    Participant has been designated as having the opportunity to earn Performance-Based Restricted Stock Units (“PeRS”) under VF Corporation’s (the “Company’s”) Mid-Term Incentive Plan (the “Mid-Term Plan”) for the three-year Performance Cycle specified in the Award Certificate (the “Performance Cycle”). Subject to the terms and conditions of the Mid-Term Plan and this Agreement, Participant will have the opportunity to earn from 0% to 200% of the targeted number of PeRS (the “Target PeRS”) for the Performance Cycle. The number of Target PeRS shall be the number set forth on the Award Certificate plus additional PeRS resulting from Dividend Equivalents and adjustments, as specified in Section 3(c).

2.	Incorporation of Plans by Reference; Certain Restrictions.

                    (a)  PeRS which may be earned by the Participant represent Stock Units under the Company’s Mid-Term Plan and 1996 Stock Compensation Plan, as amended (the “1996 Plan”), copies of which have been provided to Participant. All of the terms, conditions, and other provisions of the Mid-Term Plan and the 1996 Plan (together, the “Plans”) are hereby incorporated by reference into this document. Capitalized terms used in this document but not defined herein shall have the same meanings as in the Mid-Term Plan. If there is any conflict between the provisions of this document and the provisions of the Plans, the provisions of the Plans shall govern.

                    (b)  Until PeRS have become earned in accordance with Section 4, PeRS shall be subject to a risk of forfeiture as provided in the Plans and this document. Until such time as each PeRS has become settled by delivery of shares in accordance with Section 6, PeRS will be nontransferable, as provided in the Plans and Section 3(d). Participant is subject to the VF Code of Business Conduct and related policies on insider trading restricting Participant’s ability to sell shares of the Company’s Common Stock received in settlement of PeRS, which may include “blackout” periods during which Participant may not engage in such sales.

3.	General Terms of PeRS

                    (a)  Each PeRS represents a conditional right of the Participant to receive, and a conditional obligation of the Company to deliver, one share of the Company’s Common Stock, at the times specified hereunder and subject to the terms and conditions of the Mid-Term Plan and this document.

                    (b)  PeRS will be earned for a given Performance Cycle at the “Earning Date” for that Performance Cycle, which will be the date the Committee makes a final determination of the extent to which the performance goals for that Performance Cycle were achieved and the number of PeRS earned for that Performance Cycle.

                    (c) An account will be maintained for Participant for purposes of the Mid-Term Plan, to which the initial number of Target PeRS for each Performance Cycle shall be credited. Dividend Equivalents will be credited on the Target PeRS in accordance with Section 7(b) of the Mid-Term Plan. The Committee may vary the manner and terms of crediting Dividend Equivalents during the Performance Cycle, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Participant. The number of Target PeRS and the terms of PeRS will be subject to adjustment upon the occurrence of certain extraordinary corporate events specified in Section 7(b) of the Mid-Term Plan and otherwise in accordance with Section 6(b) of the Mid-Term Plan, such adjustments to be made by the Committee in order to prevent dilution or enlargement of Participant’s opportunity to earn incentive compensation under this Agreement. Thus, the percentage of Target PeRS earned under Section 4 will include the additional PeRS resulting from the crediting of Dividend Equivalents.

                    (d) PeRS are non-transferable to the extent specified in Section 9(h) of the Mid-Term Plan.

4.	Earning of PeRS.

                    (a) PeRS for the Performance Cycle will be earned in accordance with Sections 6(a) and 6(c) of the Mid-Term Plan as follows:

                         (i) If Participant has been designated a “Covered Employee” for the Performance Cycle, a required condition in order for Participant to earn PeRS for the Performance Cycle will be that the “Pre-Set Goal” has been achieved (in addition to achievement of the Challenge Goal, as specified below). The Pre-Set Goal will be achieved if the Company’s aggregate earnings per share (diluted) for the three fiscal years in the Performance Cycle, excluding the effects of extraordinary and non-recurring items and changes in accounting principles, shall be positive. For purposes of compliance with requirements of Code Section 162(m), so that PeRS earned by Participant shall qualify as performance-based compensation, the achievement of the Pre-Set Goal shall be a condition that qualifies Participant to earn the maximum number of PeRS, with any reduction from such maximum based on the level of achievement of the Challenge Goal or as a result of any exercise of the discretion of the Committee to constitute an exercise of negative discretion for purposes of Section 162(m).

                         (ii) If Participant has not been designated a “Covered Employee” for the Performance Cycle, the applicable performance goal for Participant shall be the Challenge Goal specified below.

                         (iii) The Challenge Goal set forth herein must be achieved at the levels specified herein in order for PeRS to be earned for the Performance Cycle. The Challenge Goal shall be the average, over the three fiscal years in the Performance Cycle, of the levels of achievement of the Executive Incentive Compensation Plan (the “EIC Plan”) goal set by the Committee for each of the fiscal years in the Performance Cycle. For this purpose, the designation of target performance, which shall result in the earning of the Target PeRS, and threshold and maximum performance, shall be the average of the target, threshold and maximum levels, respectively, specified by the Committee under the EIC Plan for the three fiscal years in the Performance Cycle. Performance and the percentage of Target PeRS earned will be interpolated, if the performance achieved is between threshold and target or between target and maximum. The Committee retains complete discretion in setting the EIC Plan goals and related terms which are incorporated into this Challenge Goal; the setting of such EIC Plan goals and related terms may occur at any time during the Performance Cycle (subject to applicable provisions of the EIC Plan). In addition, if in the second or third year of the Performance Cycle the EIC Plan performance objective is based on business criteria different from those used in the prior year, or otherwise departs from the format that corresponds to the Plans and this Agreement, the Committee may specify a different Challenge Goal.

                    (b) At the Earning Date, at which time the Committee will have determined whether and the extent to which the Performance Goals specified in this Section 4 have been achieved and made other determinations authorized hereunder, any PeRS that are determined to have not been earned shall cease to be earnable and shall be cancelled.

5.	Effect of Termination of Employment.

     Upon Participant’s Termination of Employment prior to the Earning Date for a given Performance Cycle, the Participant’s unearned PeRS relating to that Performance Cycle shall cease to be earnable and shall be cancelled, except to the extent provided in Section 8 of the Mid-Term Plan (which provides for settlement of a specified portion of the PeRS in certain cases of death, disability, Retirement, termination by the Company not for Cause, and certain other circumstances, including certain terminations following a Change in Control).

6.	Settlement of PeRS; Optional Deferral.

                    (a) PeRS that are earned will be settled by delivery of one share of Common Stock for each PeRS. Such settlement will occur as of the Earning Date, with delivery of shares to take place as promptly as practicable thereafter, in accordance with Section 9 of the Mid-Term Plan, except to the extent settlement is deferred in accordance with Section 9 of the Mid-Term Plan and this Agreement.

                    (b) At any time on or before the date that is six months before the end of the Performance Cycle (or such earlier date as may be specified by the Committee), the Participant may elect to defer receipt of Common Stock issuable in settlement of PeRS for that Performance Cycle to (i) a specified date that is later than the Earning Date for that Performance Cycle or (ii) the date that is six months or more after the Participant’s Termination of Employment due to Retirement, as specified by the Participant; provided, however, that an optional deferral shall be subject to such additional restrictions and limitations as the Committee may from time to time specify. PeRS that are deferred shall be treated as non-forfeitable Stock Units under the Plans entitled to Dividend Equivalents, and shall be subject to such other terms and conditions as set forth in Section 9 of the Mid-Term Plan (as such Section may be amended from time to time). A form which may be used to elect deferral under this Section 6(b) may be obtained upon request to the Human Resources department. The terms set forth or incorporated in this Agreement notwithstanding, if, under U.S. federal income tax laws as presently in effect or hereafter amended, and regulations thereunder, any rights or elections of Participant with respect to the PeRS, including upon any deferral hereunder, would result in Participant’s constructive receipt of income relating to the PeRS prior to their actual settlement by the Company or tax penalties relating to the PeRS, such rights or elections shall be automatically modified and limited to the extent necessary such that Participant will not be deemed to be in constructive receipt of such income prior to the actual settlement of the PeRS.

                    (c) Whenever Common Stock is to be delivered hereunder, the Company shall deliver to the Participant or the Participant’s Beneficiary one or more certificates representing the shares of Common Stock, registered in the name of the Participant, the Beneficiary, or in such other form of registration as instructed by the Participant, except that the Committee may provide for alternative methods of delivery for administrative convenience. The obligation of the Company to deliver Common Stock hereunder is conditioned upon compliance by the Participant and by the Company with all applicable federal and state securities and other laws and regulations.

7.	Tax Withholding.

                    In furtherance of the tax withholding obligations imposed under Section 9(g) of the Mid-Term Plan, the Company shall withhold from the shares deliverable in settlement of PeRS (including a deferred settlement) the number of shares having an aggregate Fair Market Value equal to the mandatory Federal and state withholding requirements, including FICA, but rounded down to the nearest whole share, unless Participant has made other arrangements approved by the Human Resources Department in advance of settlement to make payment of such withholding amounts. Unless otherwise determined by the Company, in the case of any deferred PeRS, no such share withholding will take place to satisfy FICA requirements applicable at the Earning Date, and Participant will be required to pay any such FICA withholding in cash at that date.

8.	Binding Effect; Integration.

                    The terms and conditions set forth in this document shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate, this document, and the Mid-Term Plan constitutes the entire agreement between the parties with respect to the PeRS and supersedes any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this document which may impose any additional obligation upon the Company or materially impair the rights of the Participant with respect to the PeRS shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Participant’s rights are materially impaired thereby, by Participant.